Exhibit 99.7

            Form of Independent Director Fee Election.



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               THE NEWHALL LAND AND FARMING COMPANY
           DEPOSITARY UNITS IN LIEU OF CASH FEE ELECTION


          I understand that pursuant to the provisions of the 1995 Option/Award Plan, I may elect to apply all or part of the annual retainer fee otherwise payable in cash to me for service on the Board of Directors during the 1996 calendar year to the acquisition of depositary units of The Newhall Land and Farming Company. To the extent I so elect, the elected portion of my retainer fee will, on the first trading day of each calendar quarter beginning in March, 1996, be applied to the acquisition of The Newhall Land and Farming Company depositary units at the closing selling price per depositary unit in effect on that day. The issued depositary units will be held in escrow by the Company, and depositary units will be released as soon as practicable after the end of each calendar quarter.

          I hereby make the following election with respect to my retainer fee for Board service during the 1996 calendar year:

          _____ %   in cash

          _____ %   in depositary units (to be issued on the basis of
the closing selling price on the date of the issuance and the percentage of the annual retainer fee elected to be paid in depositary units).

          I understand that my election must be filed by September 30, 1995 in order for the issuance of the depositary units on April 1, 1996 to be an exempt transaction under the short-swing profit rules of the federal securities laws; otherwise, the acquisition of the depositary units on April 1, 1996 will be treated as a purchase for short-swing liability purposes and will be matched against any sales of The Newhall Land and Farming Company depositary units made 6 months before or after such purchase date. In all events this election must be filed with the Company no later than December 31, 1995 in order to be effective for the 1996 calendar year.


                              ____________________________________
                                        Director's Name


                              ____________________________________
                                        Director's Signature

DATED: ______________________, 1995